As filed with the Securities and Exchange Commission on May 13, 1996
                                              Registration No. 333-[      ]
===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                           --------------------
                                 FORM S-4

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           --------------------
                        Continental Airlines, Inc.
          (Exact name of registrant as specified in its charter)

           Delaware                4512                74-2099724
        (State or other     (Primary standard       (I.R.S. employer
        jurisdiction of         industrial           identification
       incorporation or     classification code          number)
         organization)            number)

                      2929 Allen Parkway, Suite 2010
                           Houston, Texas 77019
                              (713) 834-2950
            (Address, including zip code, and telephone number,
                   including area code, of registrant's
                       principal executive offices)
                            -------------------
                          Jeffery A. Smisek, Esq.
           Senior Vice President, General Counsel and Secretary
                        Continental Airlines, Inc.
                      2929 Allen Parkway, Suite 2010
                           Houston, Texas 77019
                              (713) 834-2950
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                       Copies of correspondence to:

                           Michael L. Ryan, Esq.
                    Cleary, Gottlieb, Steen & Hamilton
                             One Liberty Plaza
                         New York, New York  10006
                             -----------------
     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.
                             -----------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box:  (   )

                             ----------------
                      CALCULATION OF REGISTRATION FEE
===========================================================================
Title of Each                    Proposed   Proposed
Class of                         Maximum    Maximum
Securities        Amount to      Offering   Aggregate       Amount of
to be             be             Price Per  Offering        Registration
Registered        Registered     Unit       Price (1)       Fee
- ----------------  -------------- ---------  --------------  ------------
10.22% Series B
Senior Unsecured
Sinking Fund
Notes due
July 1, 2000      $65,046,762.06   100%     $65,046,762.06  $22,429.92
===========================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                            ------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===========================================================================

                   CONTINENTAL AIRLINES, INC.
                      CROSS-REFERENCE SHEET

   (Pursuant to Item 501(b) of Regulation S-K Showing Location in the Prospectus of Information Required by Items in Form S-4)

                                   Caption or Location in
     Item                          Prospectus
     ------------------------      -----------------------------

1.   Forepart of Registration
     Statement and Outside
     Front Cover Page of
     Prospectus. . . . . . . . .   Facing Page of the
                                   Registration Statement; Cross
                                   Reference Sheet; Outside Front
                                   Cover Page of Prospectus

2.   Inside Front and Outside
     Back Cover Pages of
     Prospectus. . . . . . . . .   Available Information; Outside
                                   Back Cover Page of Prospectus

3.   Risk Factors, Ratio of
     Earnings to Fixed
     Charges and Other
     Information . . . . . . . .   Prospectus Summary; Risk
                                   Factors; Selected Financial
                                   Data

4.   Terms of the
     Transaction . . . . . . . .   Prospectus Summary; Risk
                                   Factors; The Exchange Offer;
                                   Description of Series B Notes;
                                   Plan of Distribution; Certain
                                   Federal Income Tax
                                   Considerations

5.   Pro Forma Financial
     Information . . . . . . . .   Not Applicable

6.   Material Contacts With
     the Company Being
     Acquired. . . . . . . . . .   Not Applicable

7.   Additional Information
     Required for Reoffering
     by Persons and Parties
     Deemed to be
     Underwriters. . . . . . . .   Not Applicable

8.   Interests of Named
     Experts and Counsel . . . .   Not Applicable

9.   Disclosure of
     Commission Position
     on Indemnification
     for Securities Act
     Liabilities . . . . . . . .   Not Applicable

10.  Information with
     Respect to S-3
     Registrants . . . . . . . .   Prospectus Summary; Recent
                                   Developments

11.  Incorporation of
     Certain Information
     by Reference. . . . . . . .   Available Information;
                                   Incorporation of Certain
                                   Documents by Reference

12.  Information with
     Respect to S-2 or
     S-3 Registrants . . . . . .   Not Applicable

13.  Incorporation of
     Certain Information
     by Reference. . . . . . . .   Not Applicable

14.  Information with
     Respect to Registrants
     Other Than S-3 or S-2
     Registrants . . . . . . . .   Not Applicable

15.  Information with
     Respect to S-3
     Companies . . . . . . . . .   Not Applicable

16.  Information with
     Respect to S-2 or
     S-3 Companies . . . . . . .   Not Applicable

17.  Information with
     Respect to Companies
     Other Than S-3 or
     S-2 Companies . . . . . . .   Not Applicable

18.  Information if
     Proxies, Consents or
     Authorizations Are
     to be Solicited . . . . . .   Not Applicable

19.  Information if
     Proxies, Consents or
     Authorizations Are Not
     to be Solicited or in
     an Exchange Offer . . . . .   Prospectus Summary; The
                                   Exchange Offer; Description of
                                   Series B Notes

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


           SUBJECT TO COMPLETION-DATED MAY 13, 1996

PROSPECTUS

                   Continental Airlines, Inc.
     Offer to Exchange its 10.22% Series B Senior Unsecured
              Sinking Fund Notes due July 1, 2000,
              which have been registered under the
               Securities Act of 1933, as amended,
               for any and all of its outstanding
      10.22% Series A Senior Unsecured Sinking Fund Notes
                        due July 1, 2000


     The Exchange Offer will expire at 5:00 p.m., New York City
time, on            , 1996, unless extended.

     Continental Airlines, Inc., a Delaware corporation (the "Company" or "Continental"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 10.22% Series B Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series B Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 10.22% Series A Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series A Notes"), of which $65,046,762.06 aggregate principal amount is outstanding as of the date hereof. The Series B Notes and the Series A Notes are collectively referred to herein as the "Notes."

     The Company will accept for exchange any and all Series A Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires, which will be _________ , 1996 (20 business days following the commencement of the Exchange Offer) unless the Exchange Offer is extended (such date, including as extended, the "Expiration Date"). Tenders of Series A Notes may be withdrawn at any time prior to 5:00 P.M., New York City time on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company and to the terms of the Registration Rights Agreement (as defined herein). See "The Exchange Offer-Conditions."

     The Series B Notes will be entitled to the benefits of the same Indenture (as defined herein) which governs the Series A Notes and will govern the Series B Notes. The form and terms of the Series B Notes are the same in all material respects as the form and terms of the Series A Notes, except that the Series B Notes do not contain terms with respect to Liquidated Damages (as defined herein) and the Series B Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "The Exchange Offer" and "Description of Series B Notes."

     The Series B Notes will mature on July 1, 2000 and will be limited to $65,046,762.06 in aggregate principal amount. The Series B Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. The Series B Notes will rank pari passu in right of payment with all the Company's senior indebtedness. The Series B Notes will be effectively subordinated to all indebtedness of the Company's Subsidiaries (as defined herein). The Indenture permits the Company and its Restricted Subsidiaries (as defined herein) to incur additional Debt (as defined herein) under certain circumstances. See "Description of Series B Notes-Certain Covenants."

     The Series B Notes will bear interest at the rate of 10.22% per annum, accruing from the last date on which such interest was paid on the Series A Notes surrendered in exchange therefor. Consequently, holders who exchange their Series A Notes for Series B Notes will receive the same interest payment on the next interest payment date that they would have received had they not accepted the Exchange Offer. Interest on the Series B Notes is payable quarterly on January 1, April 1, July 1 and October 1 of each year. See "The Exchange Offer - Interest on Series B Notes."

                                         (continued on next page)

                       -------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
HOLDERS IN EVALUATING THE EXCHANGE OFFER, SEE "RISK FACTORS"
BEGINNING ON PAGE [  ] OF THIS PROSPECTUS.

                      --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ----------------

         The date of this Prospectus is           , 1996
     The Company may redeem the Notes, at its option on notice to the holders of the Notes as provided in the Indenture, at any time in whole or from time to time in part, otherwise than through the operation of the Sinking Fund (as defined herein) provided for therein, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption. See "Description of Series B Notes--Optional Redemption."

     On and after April 1, 1997, the Company is required to redeem on January 1, April 1, July 1 and October 1 of each year, a portion of the aggregate principal amount of the Notes as set forth herein at a redemption price equal to 100% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest to the redemption date. The principal amount of Notes to be redeemed may at the option of the Company be reduced in inverse order of maturity by an amount equal to the sum of (i) the principal amount of Notes theretofore issued and acquired at any time by the Company and delivered to the Trustee for cancellation, and not theretofore made the basis for the reduction of a Sinking Fund payment and (ii) the principal amount of Notes at any time redeemed and paid pursuant to the optional redemption provisions of the Notes or which shall at any time have been duly called for redemption (otherwise than through operation of the Sinking Fund) and the redemption price shall have been deposited in trust for that purpose and which theretofore have not been made the basis for the reduction of a Sinking Fund Payment. "See Description of Series B Notes-Sinking Fund."

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that the Series B Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than a broker-dealer who acquires such Series B Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any holder that is an "affiliate" of the Company as defined under Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such Series B Notes and have no arrangement with any person to participate in a distribution of such Series B Notes. However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. By tendering the Series A Notes in exchange for Series B Notes, each holder, other than a broker-dealer, will represent to the Company that: (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act) nor a broker-dealer tendering Series A Notes acquired directly from the Company for its own account; (ii) any Series B Notes to be received by it will be acquired in the ordinary course of its business; and (iii) it is not engaged in, and does not intend to engage in, a distribution of such Series B Notes and has no arrangement or understanding to participate in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company is under no obligation to prepare a prospectus for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from this offering. Pursuant to the Registration Rights Agreement, the Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being utilized in connection with the Exchange
Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE
COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SERIES A
NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE
ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES
AND BLUE SKY LAWS OF SUCH JURISDICTION.

     Prior to this Exchange Offer, there has been no public market for the Series A Notes or the Series B Notes. If a market for the Series B Notes should develop, the Series B Notes could trade at prices higher or lower than their principal amount. The Company does not intend to list the Series B Notes on a national securities exchange or to apply for quotation of the Series B Notes through any automated quotation system. There can be no assurance that an active public market for the Series B Notes will develop. See "Risk Factors-Risk Factors Relating to
Series B Notes-Absence of a Public Market for Series B Notes."

                      AVAILABLE INFORMATION

Continental is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor,
New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, reports, proxy statements and other information concerning Continental may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Continental is the successor to Continental Airlines
Holdings, Inc. ("Holdings"), which merged with and into Continental on April 27, 1993. Holdings had also been subject to the informational requirements of the Exchange Act.

     This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Continental with the Commission under the Securities Act with respect to the Series B Notes offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to Continental and Holdings and the securities offered hereby. Although statements concerning and summaries of certain documents are included herein, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-9781) are hereby incorporated by reference in this Prospectus:
(i) Continental's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended by Forms 10-K/A1 and 10-K/A2 filed on March 8, 1996 and April 10, 1996, respectively), (ii) Continental's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (iii) Continental's Current Reports on Form 8-K, filed on January 31, 1996, March 26, 1996 and May 7, 1996.

     All reports and any definitive proxy or information statements filed by Continental pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents are available without charge to any person to whom a prospectus is delivered, upon written or oral request of such person, from Continental Airlines, Inc., 2929 Allen Parkway, Suite 2010, Houston, Texas 77019, Attention: Secretary, telephone (713) 834-2950. In order to ensure timely delivery of the documents, any
request should be made by          , 1996.

                       PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus. Prospective investors should consider carefully the matters discussed under the caption "Risk Factors." Unless otherwise stated or unless the context otherwise requires, references to "Continental" or the "Company" include Continental Airlines, Inc. and its predecessors and subsidiaries. All route, fleet, traffic and similar information appearing in this Prospectus is as of or for the period ended March 31, 1996, unless otherwise stated herein.


                           The Company

     Continental Airlines, Inc. is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the fifth largest United States airline (as measured by revenue passenger miles in the first three months of 1996) and, together with its wholly owned subsidiary, Continental Express, Inc. ("Express"), and its 91%-owned subsidiary, Continental Micronesia, Inc. ("CMI"), serves 175 airports worldwide.

     The Company operates its route system primarily through domestic hubs at Newark, Houston Intercontinental and Cleveland, and a Pacific hub on Guam and Saipan. Each of Continental's three U.S. hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic. The Guam/Saipan hub is strategically located to provide service from Japanese and other Asian cities to popular resort destinations in the western Pacific. Continental is the primary carrier at each of these hubs, accounting for 51%, 78%, 54% and 58% of all daily jet departures, respectively.

     Continental directly serves 118 U.S. cities, with additional cities (principally in the western and southwestern United States) connected to Continental's route system under agreements with America West Airlines, Inc. ("America West"). Internationally, Continental flies to 57 destinations and offers additional connecting service through alliances with foreign carriers. Continental operates 52 weekly departures to five European cities and markets service to four other cities through code-sharing agreements. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations in Mexico than any other United States airline. In addition, Continental flies to four cities in South America and plans to commence service between Newark and Bogota, Colombia, with service on to Quito, Ecuador, in June 1996. Through its Guam/Saipan hub, Continental provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

     The Company is a Delaware corporation. Its executive offices are located at 2929 Allen Parkway, Suite 2010, Houston,
Texas  77019, and its telephone number is (713) 834-2950.


                       The Exchange Offer

Registration Rights
Agreement. . . . . . . . . . .    The Series A Notes were issued
                                  by the Company on September 29,
                                  1995.  In connection therewith,
                                  the Company and the holders of
                                  the Series A Notes entered into
                                  the Registration Rights
                                  Agreement providing, among
                                  other things, for the Exchange
                                  Offer.  See "The Exchange
                                  Offer."

The Exchange Offer . . . . . .    Series B Notes are being
                                  offered in exchange for an
                                  equal aggregate principal
                                  amount of Series A Notes.  As
                                  of the date hereof,
                                  $65,046,762.06 aggregate
                                  principal amount of Series A
                                  Notes are outstanding.

Resale of Series B Notes . . .    Based on interpretations by the
                                  staff of the Commission, as set
                                  forth in no-action letters
                                  issued to third parties, the
                                  Company believes that the
                                  Series B Notes issued pursuant
                                  to the Exchange Offer may be
                                  offered for resale, resold or
                                  otherwise transferred by
                                  holders thereof (other than a
                                  broker-dealer who acquires such
                                  Series B Notes directly from
                                  the Company for resale pursuant
                                  to Rule 144A under the
                                  Securities Act or any other
                                  available exemption under the
                                  Securities Act or any holder
                                  that is an "affiliate" of the
                                  Company as defined under Rule
                                  405 of the Securities Act),
                                  without compliance with the
                                  registration and prospectus
                                  delivery provisions of the
                                  Securities Act, provided that
                                  such Series B Notes are
                                  acquired in the ordinary course
                                  of such holders' business and
                                  such holders are not engaged
                                  in, and do not intend to engage
                                  in, a distribution of such
                                  Series B Notes and have no
                                  arrangement with any person to
                                  participate in a distribution
                                  of such Series B Notes.
                                  However, the staff of the
                                  Commission has not considered
                                  the Exchange Offer in the
                                  context of a no-action letter
                                  and there can be no assurance
                                  that the staff of the
                                  Commission would make a similar
                                  determination with respect to
                                  the Exchange Offer as in such
                                  other circumstances.  By
                                  tendering the Series A Notes in
                                  exchange for Series B Notes,
                                  each holder, other than a
                                  broker-dealer, will represent
                                  to the Company that:  (i) it is
                                  not an affiliate of the Company
                                  (as defined under Rule 405 of
                                  the Securities Act) nor a
                                  broker-dealer tendering Series
                                  A Notes acquired directly from
                                  the Company for its own
                                  account; (ii) any Series B
                                  Notes to be received by it will
                                  be acquired in the ordinary
                                  course of its business; and
                                  (iii) it is not engaged in, and
                                  does not intend to engage in, a
                                  distribution of such Series B
                                  Notes and has no arrangement or
                                  understanding to participate in
                                  a distribution of the Series B
                                  Notes.  Each Participating
                                  Broker-Dealer that receives
                                  Series B Notes for its own
                                  account pursuant to the
                                  Exchange Offer must acknowledge
                                  that it will deliver a
                                  prospectus in connection with
                                  any resale of such Series B
                                  Notes.  The Letter of
                                  Transmittal states that by so
                                  acknowledging and by delivering
                                  a prospectus, a Participating
                                  Broker-Dealer will not be
                                  deemed to admit that it is an
                                  "underwriter" within the
                                  meaning of the Securities Act.
                                  The Company is under no
                                  obligation to prepare a
                                  prospectus for use in
                                  connection with any such
                                  resale.  See "Plan of
                                  Distribution."  To comply with
                                  the securities laws of certain
                                  jurisdictions, it may be
                                  necessary to qualify for sale
                                  or register the Series B Notes
                                  prior to offering or selling
                                  such Series B Notes.  The
                                  Company has agreed, pursuant to
                                  the Registration Rights
                                  Agreement and subject to
                                  certain specified limitations
                                  therein, to register or qualify
                                  the Series B Notes for offer or
                                  sale under the securities or
                                  "blue sky" laws of such
                                  jurisdictions as may be
                                  necessary to permit the holders
                                  of Series B Notes to trade the
                                  Series B Notes without any
                                  restrictions or limitations
                                  under the securities laws of
                                  the several states of the
                                  United States.
Consequences of Failure to
Exchange Series A Notes. . . .    Upon consummation of the
                                  Exchange Offer, subject to
                                  certain exceptions, holders of
                                  Series A Notes who do not
                                  exchange their Series A Notes
                                  for Series B Notes in the
                                  Exchange Offer will no longer
                                  be entitled to registration
                                  rights and will not be able to
                                  offer or sell their Series A
                                  Notes, unless such Series A
                                  Notes are subsequently
                                  registered under the Securities
                                  Act (which, subject to certain
                                  limited exceptions, the Company
                                  will have no obligation to do),
                                  except pursuant to an exemption
                                  from, or in a transaction not
                                  subject to, the Securities Act
                                  and applicable state securities
                                  laws.  See "Risk Factors-Risk
                                  Factors Relating to Series B
                                  Notes-Consequences of Failure
                                  to Exchange" and "The Exchange
                                  Offer-Terms of the Exchange
                                  Offer."

Expiration Date. . . . . . . .    5:00 p.m., New York City time,
                                  on                , 1996 (20
                                  business days following the
                                  commencement of the Exchange
                                  Offer), unless the Exchange
                                  Offer is extended, in which
                                  case the term "Expiration Date"
                                  means the latest date and time
                                  to which the Exchange Offer is
                                  extended.

Interest on Series B Notes . .    The Series B Notes will bear
                                  interest at the rate of 10.22%
                                  per annum, accruing from the
                                  last date on which such
                                  interest was paid on the Series
                                  A Notes surrendered in exchange
                                  therefor.  Consequently,
                                  holders who exchange their
                                  Series A Notes for Series B
                                  Notes will receive the same
                                  interest payment on the next
                                  interest payment date that they
                                  would have received had they
                                  not accepted the Exchange
                                  Offer.  Interest on the Series
                                  B Notes is payable quarterly on
                                  January 1, April 1, July 1 and
                                  October 1 of each year.  See
                                  "The Exchange Offer-Interest on
                                  Series B Notes."

Conditions to the
Exchange Offer . . . . . . . .    The Exchange Offer is not
                                  conditioned upon any minimum
                                  principal amount of Series A
                                  Notes being tendered for
                                  exchange.  However, the
                                  Exchange Offer is subject to
                                  certain customary conditions
                                  which may be waived by the
                                  Company and to the terms of the
                                  Registration Rights Agreement.
                                  See "The Exchange Offer-
                                  Conditions."  Except for the
                                  requirements of applicable
                                  Federal and state securities
                                  laws, there are no Federal or
                                  state regulatory requirements
                                  to be complied with or obtained
                                  by the Company in connection
                                  with the Exchange Offer.

Procedures for Tendering
Series A Notes . . . . . . . .    Each holder of Series A Notes
                                  wishing to accept the Exchange
                                  Offer must complete, sign and
                                  date the Letter of Transmittal,
                                  or a facsimile thereof, in
                                  accordance with the
                                  instructions contained herein
                                  and therein, and mail or
                                  otherwise deliver such Letter
                                  of Transmittal, or such
                                  facsimile, together with the
                                  Series A Notes to be exchanged
                                  and any other required
                                  documentation to the Exchange
                                  Agent (as defined herein) at
                                  the address set forth herein.
                                  See "The Exchange Offer-
                                  Procedures for Tendering."

Guaranteed Delivery
Procedures . . . . . . . . . .    Holders of Series A Notes who
                                  wish to tender their Series A
                                  Notes and whose Series A Notes
                                  are not immediately available
                                  or who cannot deliver their
                                  Series A Notes and a properly
                                  completed Letter of Transmittal
                                  or any other documents required
                                  by the Letter of Transmittal to
                                  the Exchange Agent prior to the
                                  Expiration Date may tender
                                  their Series A Notes according
                                  to the guaranteed delivery
                                  procedures set forth in "The
                                  Exchange Offer-Guaranteed
                                  Delivery Procedures."

Withdrawal Rights. . . . . . .    Tenders of Series A Notes may
                                  be withdrawn at any time prior
                                  to 5:00 p.m., New York City
                                  time, on the Expiration Date.
                                  To withdraw a tender of Series
                                  A Notes, a written or facsimile
                                  transmission notice of
                                  withdrawal must be received by
                                  the Exchange Agent at its
                                  address set forth herein under
                                  "The Exchange Offer-Exchange
                                  Agent" prior to 5:00 p.m., New
                                  York City time, on the
                                  Expiration Date.

Acceptance of Series A
Notes and Delivery of
Series B Notes . . . . . . . .    Subject to certain conditions,
                                  the Company will accept for
                                  exchange any and all Series A
                                  Notes which are properly
                                  tendered in the Exchange Offer
                                  prior to 5:00 p.m., New York
                                  City time, on the Expiration
                                  Date.  The Series B Notes
                                  issued pursuant to the Exchange
                                  Offer will be delivered
                                  promptly following the
                                  Expiration Date.  See "The
                                  Exchange Offer-Terms of the
                                  Exchange Offer."

Certain Tax Considerations . .    The exchange of Series B Notes
                                  for Series A Notes should not
                                  be a sale or exchange or
                                  otherwise a taxable event for
                                  Federal income tax purposes.
                                  See "Certain Federal Income Tax
                                  Considerations."

Exchange Agent . . . . . . . .    Continental Airlines, Inc. is
                                  serving as exchange agent (the
                                  "Exchange Agent") in connection
                                  with the Exchange Offer.

Fees and Expenses. . . . . . .    All expenses incident to the
                                  Company's consummation of the
                                  Exchange Offer and compliance
                                  with the Registration Rights
                                  Agreement will be borne by the
                                  Company.  See "The Exchange
                                  Offer-Fees and Expenses."

Use of Proceeds. . . . . . . .    There will be no cash proceeds
                                  payable to Continental from the
                                  issuance of the Series B Notes
                                  pursuant to the Exchange Offer.
                                  See "Use of Proceeds."

               Summary of Terms of Series B Notes

     The Exchange Offer relates to the exchange of up to $65,046,762.06 aggregate principal amount of Series B Notes for up to an equal aggregate principal amount of Series A Notes. The Series B Notes will be entitled to the benefits of the same Indenture which governs the Series A Notes and will govern the Series B Notes. The form and terms of the Series B Notes are the same in all material respects as the form and terms of the Series A Notes, except that the Series B Notes do not contain terms with respect to Liquidated Damages and the Series B Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof.

     For additional information concerning the Series B Notes, see "Description of Series B Notes."

Maturity Date. . . . . . . . .    July 1, 2000.

Interest Rate. . . . . . . . .    10.22% per annum, computed on
                                  the basis of a 360-day year of
                                  twelve 30-day months.

Interest Payment Dates . . . .    January 1, April 1, July 1 and
                                  October 1 of each year.

Optional Redemption. . . . . .    The Company may redeem the
                                  Notes, at its option on notice
                                  to the holders of the Notes as
                                  provided in the Indenture, at
                                  any time in whole or from time
                                  to time in part, otherwise than
                                  through the operation of the
                                  Sinking Fund provided for
                                  therein, at a redemption price
                                  equal to 100% of the aggregate
                                  principal amount of the Notes
                                  to be redeemed, plus accrued
                                  and unpaid interest thereon to
                                  the date of redemption.  See
                                  "Description of Series B Notes-
                                  Optional Redemption."

Sinking Fund . . . . . . . . .    On and after April 1, 1997, the
                                  Company is required to redeem
                                  on January 1, April 1, July 1
                                  and October 1 of each year, a
                                  portion of the aggregate
                                  principal amount of the Notes
                                  as set forth herein at a
                                  redemption price equal to 100%
                                  of the aggregate principal
                                  amount of the Notes so
                                  redeemed, plus accrued and
                                  unpaid interest to the
                                  redemption date.  The principal
                                  amount of Notes to be redeemed
                                  may at the option of the
                                  Company be reduced in inverse
                                  order of maturity by an amount
                                  equal to the sum of (i) the
                                  principal amount of Notes
                                  theretofore issued and acquired
                                  at any time by the Company and
                                  delivered to the Trustee for
                                  cancellation, and not
                                  theretofore made the basis for
                                  the reduction of a Sinking Fund
                                  payment and (ii) the principal
                                  amount of Notes at any time
                                  redeemed and paid pursuant to
                                  the optional redemption
                                  provisions of the Notes or
                                  which shall at any time have
                                  been duly called for redemption
                                  (otherwise than through
                                  operation of the Sinking Fund)
                                  and the redemption price shall
                                  have been deposited in trust
                                  for that purpose and which
                                  theretofore have not been made
                                  the basis for the reduction of
                                  a Sinking Fund Payment.  See
                                  "Description of Series B Notes-
                                  Sinking Fund."

Ranking. . . . . . . . . . . .    The Notes will be senior
                                  unsecured obligations of the
                                  Company and will rank senior in
                                  right of payment to all
                                  existing and future
                                  subordinated indebtedness of
                                  the Company.  The Notes will
                                  rank pari passu in right of
                                  payment with all the Company's
                                  senior indebtedness.  The
                                  Series B Notes will be
                                  effectively subordinated to all
                                  indebtedness of the Company's
                                  Subsidiaries.  See "Description
                                  of Series B Notes-General."

Covenants. . . . . . . . . . .    The Indenture provides that
                                  neither the Company nor any
                                  Restricted Subsidiary shall at
                                  any time directly or indirectly
                                  create, incur or assume any
                                  Debt (other than Excluded Debt)
                                  (each, as defined herein) if,
                                  at the date of (and after
                                  giving effect to) such
                                  creation, incurrence or
                                  assumption, the pro forma
                                  consolidated fixed charge
                                  coverage ratio for the period
                                  from September 28, 1995 through
                                  December 31, 1996 is less than
                                  1.75:1 and 2.0:1 thereafter.
                                  See "Description of Series B
                                  Notes-Certain Covenants."

Absence of Public Market
for the Series B Notes . . . .    Prior to this Exchange Offer,
                                  there has been no public market
                                  for the Series A Notes or the
                                  Series B Notes.  If a market
                                  for the Series B Notes should
                                  develop, the Series B Notes
                                  could trade at prices higher or
                                  lower than their principal
                                  amount.  The Company does not
                                  intend to list the Series B
                                  Notes on a national securities
                                  exchange or to apply for
                                  quotation  of the Series B
                                  Notes through any automated
                                  quotation system.  There can be
                                  no assurance that an active
                                  public market for the Series B
                                  Notes will develop.  See "Risk
                                  Factors-Risk Factors Relating
                                  to Series B Notes-Absence of
                                  Public Market for Series B
                                  Notes."

                          RISK FACTORS

     Holders of Series A Notes should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before tendering their Series A Notes in the Exchange Offer. The risk factors set forth below (other than "- Risk Factors Relating to the Certificates-Consequences of Failure to Exchange") are generally applicable to the Series A Notes as well as the Series B Notes.

Risk Factors Relating to the Company

Continental's History of Operating Losses

     Although Continental recorded net income of $224 million in 1995 and $88 million in the three months ended March 31, 1996, it had experienced significant operating losses in the previous eight years. In the long term, Continental's viability depends on its ability to sustain profitable results of operations.

Leverage and Liquidity

     Continental has successfully negotiated a variety of agreements to increase its liquidity during 1995 and 1996.
Nevertheless, Continental remains more leveraged and has significantly less liquidity than certain of its competitors, several of whom have available lines of credit and/or significant unencumbered assets. Accordingly, Continental may be less able than certain of its competitors to withstand a prolonged recession in the airline industry.

     As of March 31, 1996, Continental and its consolidated subsidiaries had approximately $1.7 billion (including current maturities) of long-term indebtedness and capital lease obligations and had approximately $702 million of minority interest, preferred securities of trust, redeemable preferred stock and common stockholders' equity. Common stockholders' equity reflects the adjustment of the Company's balance sheet and the recording of assets and liabilities at fair market value as of April 27, 1993 in accordance with fresh start reporting.

     During the first and second quarters of 1995, in connection with negotiations with various lenders and lessors, Continental ceased or reduced contractually required payments under various agreements, which produced a significant number of events of default under debt, capital lease and operating lease agreements. Through agreements reached with the various lenders and lessors, Continental has cured all of these events of default. The last such agreement was put in place during the fourth quarter of 1995.

     As of March 31, 1996, Continental had approximately $657 million of cash and cash equivalents, including restricted cash and cash equivalents of $124 million. Continental does not have general lines of credit and has no significant unencumbered assets.

     Continental has firm commitments with The Boeing Company ("Boeing") to take delivery of 43 new jet aircraft during the years 1998 through 2002. The estimated aggregate cost of these aircraft is $2.6 billion. In addition, six Beech 1900-D aircraft are scheduled to be delivered later in 1996. The Company currently anticipates that the firm financing commitments available to it with respect to its acquisition of new aircraft from Beech Acceptance Corporation ("Beech") will be sufficient to fund all deliveries scheduled during 1996, and that it will have remaining financing commitments from aircraft manufacturers of $676 million for jet aircraft deliveries beyond 1996. However, the Company believes that further financing will be needed to satisfy the remaining amount of such capital commitments. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments.

     For 1996, Continental expects to incur cash expenditures under operating leases of approximately $586 million, compared with $521 million for 1995, relating to aircraft and approximately $229 million relating to facilities and other rentals, the same amount as for 1995. In addition, Continental has capital requirements relating to compliance with regulations that are discussed below. See "-Regulatory Matters."

     Continental and CMI have secured borrowings from GE which aggregated $373 million as of March 31, 1996. CMI's secured loans contain significant financial covenants, including requirements to maintain a minimum cash balance and consolidated net worth, restrictions on unsecured borrowings and mandatory prepayments on the sale of most assets. These financial covenants limit the ability of CMI to pay dividends to Continental. In addition, Continental's secured loans require Continental to, among other things, maintain a minimum cumulative operating cash flow, a minimum monthly cash balance and a minimum ratio of operating cash flow to fixed charges. Continental also is prohibited generally from paying cash dividends on its capital stock, from purchasing or prepaying indebtedness and from incurring certain additional secured indebtedness.

Aircraft Fuel

     Since fuel costs constitute a significant portion of Continental's operating costs (approximately 12.5% for the year ended December 31, 1995 and 12.9% for the three months ended March 31, 1996), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be susceptible to international events, and the Company cannot predict near or longer-term fuel prices. The Company has entered into petroleum option contracts to provide some short-term protection (currently approximately seven months) against a sharp increase in jet fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result.

Certain Tax Matters

     The Company's United States federal income tax return reflects net operating loss carryforwards ("NOLs") of $2.5 billion, subject to audit by the Internal Revenue Service, of which $1.2 billion are not subject to the limitations of Section 382 of the Internal Revenue Code ("Section 382"). As a result, the Company will not pay United States federal income taxes (other than alternative minimum tax) until it has recorded approximately an additional $1.2 billion of taxable income following December 31, 1995. For financial reporting purposes, Continental will be required to begin accruing tax expense on its income statement once it has realized an additional $122 million of taxable income following March 31, 1996. Section 382 imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. However, no assurance can be given that future transactions, whether within or outside the control of the Company, will not cause a change in ownership, thereby substantially limiting the potential utilization of the NOLs in a given future year. In the event that an ownership change should occur, utilization of Continental's NOLs would be subject to an annual limitation under
Section 382. This Section 382 limitation for any post-change year would be determined by multiplying the value of the Company's stock (including both common and preferred stock) of the time of the ownership change by the applicable long-term tax exempt rate (which is 5.31% for April 1996). Unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, Continental's NOL utilization would be limited to a minimum of approximately $90 million.

     In connection with the Company's 1993 reorganization under Chapter 11 of the U.S. bankruptcy code effective April 27, 1993 (the "Reorganization") and the recording of assets and liabilities at fair market value under the American Institute of Certified Public Accountants' Statement of Position 90-7- "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company recorded a deferred tax liability at April 27, 1993, net of the amount of the Company's estimated realizable net operating loss carryforwards as required by Statement of Financial Accounting Standards No. 109-"Accounting for Income Taxes." Realization of a substantial portion of the Company's net operating loss carryforwards will require the completion during the five-year period following the Reorganization of transactions resulting in recognition of built-in gains for federal income tax purposes. The Company has consummated one such transaction, which had the effect of realizing approximately 40% of the built-in gains required to be realized over the five-year period, and currently intends to consummate one or more additional transactions. If the Company were to determine in the future that not all such transactions will be completed, an adjustment to the net deferred tax liability of up to $116 million would be charged to income in the period such determination was made.

CMI

     CMI's operating profit margins have consistently been greater than the Company's margins overall. In addition to its non-stop service between Honolulu and Tokyo, CMI's operations focus on the neighboring islands of Guam and Saipan, resort destinations that cater primarily to Japanese travelers. Because the majority of CMI's traffic originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the dollar. Appreciation of the yen against the dollar during 1993 and 1994 increased CMI's profitability and a decline of the yen against the dollar may be expected to decrease it. To reduce the potential negative impact on CMI's dollar earnings, CMI from time to time purchases average rate options as a hedge against a portion of its expected net yen cash flow position. Any significant and sustained decrease in traffic or yields to and from Japan could materially adversely affect Continental's consolidated profitability.

Principal Stockholders

     As of March 31, 1996, approximately 9.9% of the Company's common equity interests and approximately 32.4% of the general voting power of the Company's common stock were held by Air Partners, a Texas limited partnership ("Air Partners") (after giving effect to the distribution of all the 2,742,773 shares of Class B common stock, effective March 29, 1996, held by Air Partners to its partners), and approximately 18.0% of the common equity interests and 23.6% of the general voting power were held by Air Canada, a Canadian corporation ("Air Canada"), exclusive in each case of warrants held by Air Partners and certain exchange rights of Air Canada. Assuming (i) consummation of the transactions described under "Recent Developments,"
(ii) consummation of the Secondary Offering (as defined herein), pursuant to which Air Canada may sell up to 2,200,000 shares of Class B Common Stock and (iii) exercise of the warrants held by Air Partners, approximately 3.2% of the general voting power and 8.6% of the common equity interests would be held by Air Canada, and 52.2% of the voting power and 23.4% of the common equity interests would be held by Air Partners. See "Recent Developments."

     Various provisions in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's bylaws (the "Bylaws") and the Subscription and Stockholders' Agreement among the Company, Air Partners and Air Canada dated as of April 27, 1993 (the "Stockholders' Agreement") currently provide Air Partners and Air Canada with a variety of special rights to elect directors and otherwise affect the corporate governance of the Company; a number of these provisions could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has proposed to eliminate a number of these provisions and will propose for approval by its stockholders the related amendments to the Certificate of Incorporation at its annual meeting of stockholders on June 26, 1996 (the "Annual Meeting"). Air Canada and Air Partners (unless otherwise directed by its investors) have agreed to vote in favor of these amendments at the Annual Meeting. See "Recent Developments."

Industry Conditions and Competition

     The airline industry is highly competitive and susceptible to price discounting. The Company has in the past both responded to discounting actions taken by other carriers and initiated significant discounting actions itself. Continental's competitors include carriers with substantially greater financial resources, as well as smaller carriers with lower cost structures. Airline profit levels are highly sensitive to, and during recent years have been severely impacted by, changes in fuel costs, fare levels (or "average yield") and passenger demand. Passenger demand and yields have been adversely affected by, among other things, the general state of the economy, international events and actions taken by carriers with respect to fares. From 1990 to 1993, these factors contributed to the domestic airline industry's incurring unprecedented losses. Although fare levels have increased recently, significant industry-wide discounts could be reimplemented at any time, and the introduction of broadly available, deeply discounted fares by a major United States airline would likely result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

     The airline industry has consolidated in past years as a result of mergers and liquidations and may further consolidate in the future. Among other effects, such consolidation has allowed certain of Continental's major competitors to expand (in particular) their international operations and increase their market strength. Furthermore, the emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major United States airlines. In many cases, the new entrants have initiated or triggered price discounting. Aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. Although management believes that Continental is better able than some of its major competitors to compete with fares offered by start-up carriers because of its lower cost structure, competition with new carriers or other low cost competitors on Continental's routes could negatively impact Continental's operating results.

Regulatory Matters

     In the last several years, the United States Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. The Company expects to continue incurring expenses for the purpose of complying with the FAA's noise and aging aircraft regulations. In addition, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, U.S. Department of Transportation regulations and judicial decisions.

     Management believes that the Company benefitted from the expiration of the aviation trust fund tax (the "ticket tax") on December 31, 1995, although the amount of any such benefit resulting directly from the expiration of the ticket tax cannot be determined. Reinstatement of the ticket tax will result in higher costs to consumers, which may have an adverse effect on passenger traffic, revenue and margins. The Company is unable to predict when or in what form the ticket tax may be reenacted.

     Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that are amendable. Continental cannot predict what laws and regulations may be adopted or their impact, but there can be no assurance that laws or regulations currently enacted or enacted in the future will not adversely affect the Company.

Risk Factors Relating to Series B Notes

Consequences of Failure to Exchange

     Holders of Series A Notes who do not exchange their Series A Notes for Series B Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Series A Notes as set forth in the legend thereon as a consequence of the issuance of the Series A Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Series A Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not anticipate that it will register the Series A Notes under the Securities Act. To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Series A Notes could be adversely affected.

Absence of a Public Market for Series B Notes

     The Series B Notes are new securities for which there is currently no public market. If a market for the Series B Notes should develop, the Series B Notes could trade at prices higher or lower than their principal amount. The Company does not intend to list the Series B Notes on a national securities exchange or to apply for quotation of the Series B Notes through any automated quotation system. There can be no assurance that an active public market for the Series B Notes will develop.

                       RECENT DEVELOPMENTS

     On April 19, 1996, the Company's Board of Directors approved certain agreements (the "Agreements") with its two major stockholders, Air Canada and Air Partners. The Agreements contain a variety of arrangements intended generally to reflect the intention that Air Canada has expressed to the Company of divesting its investment in Continental by early 1997, subject to market conditions. Air Canada has indicated to the Company that its original investment in Continental has become less central to Air Canada in light of other initiatives it has undertaken - particularly expansion within Canada and exploitation of the 1995 Open Skies agreement to expand Air Canada's own flights into the U.S. Because of these initiatives Air Canada has determined it appropriate to redeploy the funds invested in the Company into other uses in Air Canada's business. The Agreements also reflect the recent distribution by Air Partners, effective March 29, 1996, to its investors (the "AP Investors") of all of the shares of the Class B common stock held by Air Partners and the desire of some of the AP Investors to realize the increase in value of their investment in in the Company by selling all or a portion of their shares of Class B common stock.

     Among other things, the Agreements required the Company to file a registration statement under the Securities Act to permit the sale (i) by Air Canada of up to 2,200,000 shares of Class B common stock held by it and (ii) by certain AP Investors of up to an aggregate of 2,271,015 such shares, pursuant to an underwritten public offering arranged by the Company (the "Secondary Offering"). The Secondary Offering was priced on May 9, 1996. Upon completion of such offering, the Agreements provide for the following additional steps to be taken:

     - in light of its then-reduced equity stake, Air Canada will no longer be entitled to designate directors of Continental, will cause the four present or former members of Air Canada's Board of Directors currently serving as Continental directors to decline nomination for reelection as directors, and will convert all of its Class A common stock to Class B common stock;

     - Air Canada and Air Partners will be restricted, prior to December 16, 1996, from the further disposition of common stock of the Company held by either of them; and

     - each of the existing Stockholders' Agreement and the registration rights agreement among the parties will be modified in a number of respects to reflect, among other matters, the changing composition of the respective equity interests of the parties.

     Reflecting the reduction of Air Canada's interest and the decision of the current directors designated by Air Canada not to stand for reelection if the secondary offering is consummated (except under certain limited circumstances), along with the expiration of various provisions specifically included at the time of the Company's reorganization, Continental's Board of Directors has also approved changes to the Company's Certificate of Incorporation and Bylaws (the "Proposed Amendments") generally eliminating special classes of directors (except for Air Partners' right to elect directors in certain circumstances) and supermajority provisions, and making a variety of other modifications aimed at streamlining the Company's corporate governance structure.

     The Proposed Amendments also provide that, at any time after January 1, 1997, shares of Class A common stock would become freely convertible into an equal number of Class B common stock. Under agreements put in place at the time of the Company's reorganization in 1993, and designed in part to ensure compliance with the foreign ownership limitations applicable to United States air carriers in light of the substantial stake in the Company then held by Air Canada, holders of Class A common stock (other than Air Canada) are not currently permitted under the Company's Certificate of Incorporation to convert their shares to Class B common stock. In recent periods, the market price of Class A common stock has generally been below the price of Class B common stock, which the Company believes is attributable in part to the reduced liquidity present in the trading market for Class A common stock. A number of Class A stockholders have requested that the Company provide for free convertibility of Class A common stock into Class B common stock, and in light of the reduction of Air Canada's equity stake, the Company has determined that the restriction is no longer necessary. Any such conversion would effectively increase the relative voting power of those Class B stockholders who do not convert.

     The Company and Air Canada also expect to enter into discussions regarding modifications to the Company's existing "synergy" agreements with Air Canada, covering items such as maintenance and ground facilities, with a view to resolving certain outstanding commercial issues under the agreements and otherwise modifying the agreements to reflect Continental's and Air Canada's current needs. The Company has entered into an agreement with Air Partners for the sale by Air Partners to the Company from time to time at Air Partners' election for the one-year period beginning August 15, 1996, of up to an aggregate of $50 million in intrinsic value (then-current Class B common stock price minus exercise price) of Air Partners' Class B common stock warrants. The purchase price would be payable in cash. The Board of Directors has authorized the Company to publicly issue up to $50 million of Class B common stock in connection with any such purchase. In connection with this agreement, the Company will reclassify $50 million from common equity to redeemable warrants.

     Because certain aspects of the Agreements raised issues under the change in control provisions of certain of the Company's employment agreements and employee benefit plans, these agreements and plans are being modified to provide a revised change of control definition that the Company believes is appropriate in light of the prospective changes to its equity ownership structure. In connection with the modifications, payments are being made to certain employees, benefits are being granted to certain employees and options equal to 10% of the amount of the options previously granted to each optionee are being granted (subject to certain conditions) to substantially all employees holding outstanding options.

     Certain of the Proposed Amendments and employee benefit actions are subject to stockholder approval at the Annual Meeting. Air Canada has delivered an irrevocable proxy in favor of Air Partners, authorizing Air Partners to vote, in its sole discretion, all the shares of common stock beneficially owned, directly or indirectly, by Air Canada as of the record date, April 30, 1996, (approximately 23.6% of the voting power of all voting securities outstanding as of such record date) with respect to the Proposed Amendments and employee benefit actions, among other matters to be voted on by the Company's stockholders. Air Partners has indicated to the Company that it intends to vote all such shares in favor of all such matters and, unless otherwise directed by its investors with respect to the shares of the Company held by Air Partners that are attributable to such investors' respective limited partnership interests, to vote the shares of common stock held by it as of the record date (approximately 35.7% of the voting power of all voting securities outstanding as of such date) in favor of all such matters. A majority vote of shareholders is required to approve the employee benefit matters; a two-thirds vote is required to approve the Proposed Amendments.

     Following the anticipated sale of Air Canada's Class B common stock in the Secondary Offering (and the exercise of the underwriters' overallotment option) and the conversion of all its Class A common stock to Class B common stock, Air Canada is expected to own approximately 4.0% of the voting power and 10.1% of the equity of the Company and Air Partners to own approximately 39.4% of the voting power and 9.9% of the equity of the Company (assuming no exercise of the warrants held by Air Partners).

                        USE OF PROCEEDS

     There will be no cash proceeds payable to Continental from the issuance of the Series B Notes pursuant to the Exchange
Offer. The Series A Notes were issued in exchange for participants' interests in the Company's 10.22% Restructured Note for Secured Class 9.37 due 2001 in connection with the refinancing thereof.

               RATIOS OF EARNINGS TO FIXED CHARGES

     The following information for the years ended December 31, 1991 and 1992 and for the period January 1, 1993 through April 27, 1993 relates to Continental's predecessor, Holdings. Information for the period April 28, 1993 through December 31, 1993, for the two years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 relates to Continental. The information as to Continental has not been prepared on a consistent basis of accounting with the information as to Holdings due to Continental's adoption, effective April 27, 1993, of fresh start reporting in accordance with SOP 90-7.

     For the years ended December 31, 1991 and 1992, for the periods January 1, 1993 through April 27, 1993 and April 28, 1993 through December 31, 1993, for the year ended December 31, 1994 and for the three months ended March 31, 1995, earnings were not sufficient to cover fixed charges. Additional earnings of $316 million, $131 million, $979 million, $60 million, $667 million and $28 million, respectively, would have been required to achieve ratios of earnings to fixed charges of 1.0. The ratio of earnings to fixed charges for the year ended December 31, 1995 was 1.53. The ratio of earnings to fixed charges for the three months ended March 31, 1996 was 1.70. For purposes of calculating this ratio, earnings consist of earnings before taxes, minority interest and extraordinary items plus interest expense (net of capitalized interest), the portion of rental expense deemed representative of the interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense.
                     SELECTED FINANCIAL DATA

     The following tables set forth selected financial data of
(i) the Company for the three months ended March 31, 1996 and 1995, the two years ended December 31, 1995 and 1994 and for the period from April 28, 1993 through December 31, 1993 and (ii) Holdings for the period from January 1, 1993 through April 27, 1993. The consolidated financial data of both the Company, for the two years ended December 31, 1995 and 1994 and for the period from April 28, 1993 through December 31, 1993, and Holdings, for the period from January 1, 1993 through April 27, 1993, are derived from their respective audited consolidated financial statements. On April 27, 1993, in connection with the Reorganization, the Company adopted fresh start reporting in accordance with SOP 90-7. A vertical black line is shown in the table below to separate Continental's post-reorganized consolidated financial data from the pre-reorganized consolidated financial data of Holdings since they have not been prepared on a consistent basis of accounting. The consolidated financial data of the Company for the three months ended March 31, 1996 and 1995 are derived from its unaudited consolidated financial statements, which include all adjustments (consisting solely of normal recurring accruals) that the Company considers necessary for the presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The Company's selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements, including the notes thereto, incorporated by reference herein.

                           Three Months           Year Ended
                          Ended March 31,         December 31,
                          ---------------       ---------------
                          1996       1995       1995       1994
                          ----       ----       ----       ----
                                (In millions of dollars,
Statement of                     except per share data)
Operations Data:           (unaudited)
Operating Revenue:
 Passenger . . . .      $1,375     $1,240     $5,302     $5,036
 Cargo, mail
 and other . . . .         114        169        523        634
                        ------     ------     ------     ------
                         1,489      1,409      5,825      5,670
                        ------     ------     ------     ------

Operating Expenses:
 Wages, salaries and
 related costs . .         364        366      1,432(1)   1,532
 Aircraft fuel . .         177        169        681        741
 Aircraft rentals.         124        123        497        433
 Commissions . . .         126        119        489        439
 Maintenance,
 materials and
 repairs . . . . .         112         97        429        495
 Other rentals and
 landing fees. . .          84         92        356        392
 Depreciation and
 amortization. . .          65         64        253        258
 Other . . . . . .         317        351      1,303      1,391
                        ------     ------     ------     ------
                         1,369      1,381      5,440      5,681
                        ------     ------     ------     ------
Operating Income
(Loss)                     120         28        385       (11)
                        ------     ------     ------     ------

Nonoperating Income
(Expense):
 Interest expense.        (47)       (53)      (213)      (241)
 Interest
 capitalized . . .           1          1          6         17
 Interest
 income. . . . . .           9          6         31         23
 Gain on
 System One
 transactions. . .           -          -        108          -
 Reorganization
 items, net. . . .           -          -          -          -
 Other, net. . . .          12       (10)        (7)      (439)(2)
                        ------     ------     ------     ------
                          (25)       (56)       (75)      (640)
                        ------     ------     ------     ------

Income (Loss)
before Income Taxes,
Minority Interest
and Extraordinary
Gain . . . . . . .          95       (28)        310      (651)
Net Income
(Loss) . . . . . .         $88      $(30)       $224     $(613)
Earnings (Loss)
per Common and
Common Equivalent
Share. . . . . . .       $2.70    $(1.21)      $7.20   $(23.76)
                        ======     ======     ======    =======
Earnings (Loss)
per Common Share
Assuming Full
Dilution . . . . .       $2.36    $(1.21)      $6.29   $(23.76)
                        ======     ======     ======    =======

                              Period from           Period from
                           Reorganization            January 1,
                          (April 28, 1993                  1993
                                  through               through
                             December 31,          December 31,
                                    1993)                  1993
                          ---------------       ---------------
                                (In millions of dollars,
Statement of                     except per share data)
Operations Data:
Operating Revenue:
 Passenger . . . .                 $3,493                $1,622
 Cargo, mail
 and other . . . .                    417                   235
                                   ------                ------
                                    3,910                 1,857
                                   ------                ------

Operating Expenses:
 Wages, salaries and
 related costs . .                  1,000                   502
 Aircraft fuel . .                    540                   272
 Aircraft rentals.                    261                   154
 Commissions . . .                    378                   175
 Maintenance,
 materials and
 repairs . . . . .                    363                   184
 Other rentals and
 landing fees. . .                    258                   120
 Depreciation and
 amortization. . .                    162                    77
 Other . . . . . .                    853                   487
                                   ------                ------
                                    3,815                 1,971
                                   ------                ------
Operating Income
(Loss)                                 95                 (114)
                                   ------                ------

Nonoperating Income
(Expense):
 Interest expense.                  (165)                  (52)
 Interest
 capitalized . . .                      8                     2
 Interest
 income. . . . . .                     14                     -
 Gain on
 System One
 transactions. . .                      -                     -
 Reorganization
 items, net. . . .                      -                 (818)
 Other, net. . . .                    (4)                     5
                                   ------                ------
                                    (147)                 (863)
                                   ------                ------

Income (Loss)
before Income Taxes,
Minority Interest
and Extraordinary
Gain . . . . . . .                   (52)                 (977)
Net Income
(Loss) . . . . . .                  $(39)                $2,640(3)
Earnings (Loss)
per Common and
Common Equivalent
Share. . . . . . .                $(2.33)                  N.M.(4)
                                   ======
Earnings (Loss)
per Common Share
Assuming Full
Dilution . . . . .                $(2.33)               N.M.(4)
                                   ======

                                           As of          As of
                                       March 31,   December 31,
                                       ---------   ------------
                                            1996           1995
                                       ---------   ------------
Balance Sheet Data:                    (In millions of dollars)
                                     (unaudited)
Cash and Cash Equivalents,
  including restricted Cash
  and Cash Equivalents of $124
  and $144, respectively(5). . . . .        $657           $747
Other Current Assets . . . . . . . .         655            568
Total Property and Equipment, Net. .       1,410          1,461
Routes, Gates and Slots, Net . . . .       1,517          1,531
Other Assets, Net. . . . . . . . . .         507            514
                                         -------        -------

   Total Assets. . . . . . . . . . .      $4,746         $4,821
                                         =======        =======

Current Liabilities. . . . . . . . .       2,040         $1,984
Long-term Debt and Capital Leases. .       1,462          1,658
Deferred Credits and Other
  Long-term Liabilities. . . . . . .         542            564
Minority Interest. . . . . . . . . .          28             27
Continental-Obligated Mandatorily
  Redeemable Preferred Securities
  of Trust(6). . . . . . . . . . . .         242            242
Redeemable Preferred Stock . . . . .          42             41
Common Stockholders' Equity. . . . .         390            305
                                         -------        -------
   Total Liabilities and
     Stockholders' Equity. . . . . .      $4,746        $ 4,821
                                         =======        =======


- ------------------

(1) Includes a $20 million cash payment in 1995 by the Company in connection with a 24-month collective bargaining agreement entered into by the Company and the Independent
     Association of Continental Pilots.

(2) Includes a provision of $447 million recorded in the fourth quarter of 1994 associated with the planned early retirement of certain aircraft and closed or underutilized airport and maintenance facilities and other assets.

(3) Reflects a $3.6 billion extraordinary gain from extinguishment of debt.

(4) Historical per share data for Holdings is not meaningful since the Company has been recapitalized and has adopted fresh start reporting as of April 27, 1993.

(5) Restricted cash and cash equivalents agreements relate primarily to workers' compensation claims and the terms of certain other agreements. In addition, CMI is required by its loan agreement with GE to maintain certain minimum cash balances and net worth levels, which effectively restrict the amount of cash available to Continental from CMI.

(6) The sole assets of the Trust are convertible debentures which are expected to be repaid by 2020. Upon repayment, the Continental-Obligated Mandatorily Redeemable Preferred
     Securities of Trust will be mandatorily redeemed.

                       THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the Registration Statement and a copy of which is available upon request to the Trustee.

Terms of the Exchange Offer

General

     In connection with the issuance of the Series A Notes pursuant to an agreement dated as of September 29, 1995, between the Company and the initial holders of the Series A Notes, such holders and their assignees became entitled to the benefits of the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company is obligated to (i) use its reasonable best efforts to file the Registration Statement of which this Prospectus is a part for a registered exchange offer with respect to an issue of Series B Notes identical in all material respects to the Series A Notes as soon as practicable after September 29, 1995, (ii) use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable after the filing date and
(iii) to use its reasonable best efforts to consummate the Exchange Offer as soon as practicable thereafter, but in no event later than June 25, 1996 (the "Target Completion Date"). The Company will keep the Exchange Offer open for a period of not less than 20 business days. The Exchange Offer being made hereby, if commenced and consummated by the Target Completion Date, will satisfy those requirements under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange all Series A Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue Series B Notes in exchange for an equal aggregate principal amount of outstanding Series A Notes accepted in the Exchange Offer. As of the date of this Prospectus, $65,046,762.06 aggregate principal amount of Series A Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders as of
[           ], 1996.  The Exchange Offer is not conditioned upon
any minimum principal amount of Series A Notes being tendered for exchange. However, the Company's obligation to accept Series A Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-Conditions."

     The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Series A Notes for the purposes of receiving the Series B Notes from the Company and delivering Series B Notes to such holders.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that the Series B Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than a broker-dealer who acquires such Series B Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any holder that is an "affiliate" of the Company as defined under Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such Series B Notes and have no arrangement with any person to participate in a distribution of such Series B Notes. However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. By tendering the Series A Notes in exchange for Series B Notes, each holder, other than a broker-dealer, will represent to the Company that: (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act) nor a broker-dealer tendering Series A Notes acquired directly from the Company for its own account; (ii) any Series B Notes to be received by it will be acquired in the ordinary course of its business; and
(iii) it is not engaged in, and does not intend to engage in, a distribution of such Series B Notes and has no arrangement or understanding to participate in a distribution of the Series B Notes. Each Participating Broker-Dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
The Company is under no obligation to prepare a prospectus for use in connection with any such resale. See "Plan of Distribution."

     In the event that Continental reasonably determines that any changes in law or the applicable interpretations of the staff of the Commission do not permit Continental to effect the Exchange Offer or in the event that holders of at least 25% in aggregate principal amount of the Series A Notes determine, based upon an opinion of counsel which shall have been delivered, with notice of such determination, to Continental, that because of changes in law or the applicable interpretations of the staff of the Commission, that (i) the Series B Notes would not be tradeable without restriction under state or federal securities laws, (ii) the Commission is unlikely to permit the Exchange Offer, (iii) the participation of such holders in the Exchange Offer is not legally permitted or (iv) a court decision or administrative action may be reasonably expected to have a material adverse effect on such holders in the event such holders participate in the Exchange Offer, Continental will, in lieu of effecting the registration of the Series B Notes pursuant to the Registration Statement of which this Prospectus is a part, and at no cost to the holders of Series A Notes, (a) as promptly as practicable, file with the Commission a shelf registration statement covering resales of the Series A Notes (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable thereafter, but in no event later than the Target Completion Date and (c) use its best efforts to keep effective the Shelf Registration Statement for a period of 36 months after its effective date (or for such shorter period as shall end when all of the Series A Notes covered by the Shelf Registration Statement have been sold pursuant thereto or may be freely sold pursuant to Rule 144 under the Securities
Act).

     In the event that on the Target Completion Date neither (a) the Exchange Offer has been consummated nor (b) a Shelf Registration Statement has been declared effective, Continental shall pay liquidated damages to the holders of the Series A Notes ("Liquidated Damages") in an amount equal to $.10 per $1,000 outstanding principal amount of the Series A Notes per week beginning on the Target Completion Date. Such weekly Liquidated Damages shall increase by an amount equal to an additional $.05 per $1,000 outstanding principal amount of the Series A Notes 90 days after the Target Completion Date, and shall thereafter further increase by additional increments equal to $.05 per $1,000 outstanding principal amount at the end of each subsequent 90-day period for so long as the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective, as the case may be.

     Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Series A Notes who do not exchange their Series A Notes for Series B Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Series A Notes, unless such Series A Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors-Risk Factors Relating to Series B Notes-Consequences of Failure to Exchange."

        Expiration Date; Extensions; Amendments; Termination

     The term "Expiration Date" shall mean _________, 1996 (20 business days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Notwithstanding any extension of the Exchange Offer, if the Exchange Offer is not consummated by June 25, 1996, Liquidated Damages will be payable by the Company on the Series A Notes. See "-General."

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Series A Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Series A Notes not previously accepted if any of the conditions set forth herein under "-
 Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Series A Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Series A Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on Series B Notes

     The Series B Notes will bear interest at the rate of 10.22% per annum, accruing from the last date on which interest was paid on the Series A Notes. Consequently, holders who exchange their Series A Notes for Series B Notes will receive the same interest payment on the next interest payment date that they would have received had they not accepted the Exchange Offer. Interest on the Series B Notes is payable quarterly on January 1, April 1, July 1 and October 1 of each year.

Procedures for Tendering

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Series A Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF SERIES A NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Series A Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Series A Notes may tender such Series A Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Series A Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Series A Notes.

     If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes which, if accepted by the Company, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Neither the Company nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Series A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Series A Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, purchase Series A Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

Acceptance of Series A Notes for Exchange; Delivery of Series B
Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Series A Notes properly tendered and will issue the Series B Notes promptly after acceptance of the Series A Notes. See "- Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Series A Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Series B Notes for Series A Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Series A Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Series A Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Series A Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Series A Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Guaranteed Delivery Procedures

     If a registered holder of the Series A Notes desires to tender such Series A Notes, and the Series A Notes are not immediately available, or time will not permit such holder's Series A Notes or other required documents to reach the Exchange Agent before the Expiration Date, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Series A Notes and the amount of Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Series A Notes, in proper form for transfer, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Series A Notes, in proper form for transfer, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

     Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "-Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Series A Notes to be withdrawn, identify the Series A Notes to be withdrawn (including the principal amount of such Series A Notes) and (where certificates for Series A Notes have been transmitted) specify the name in which such Series A Notes are registered, if different from that of the withdrawing holder. If certificates for Series A Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Series A Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described under "- Procedures for Tendering" and "- Book-entry Transfer" above at any time on or prior to the Expiration Date.

Conditions

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue Series B Notes in exchange for, any Series A Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer, and the Company has no obligation to, and will not knowingly, accept tenders of Series A Notes from affiliates of the Company (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the Series B Notes to be received by such holder or holders of Series A Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

Exchange Agent

     Continental Airlines, Inc. will act as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

               By Mail, Hand or Overnight Delivery

                   Continental Airlines, Inc.
                 2929 Allen Parkway, Suite 2010
                      Houston, Texas  77019
                  Attention:  Jeffery A. Smisek

                     Facsimile Transmission:
                         (713) 523-2831

                      Confirm by Telephone:
                        Jeffery A. Smisek
                         (713) 834-2948

Fees and Expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Series A Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Trustee and holders of the Series A Notes (as defined herein) and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Notes pursuant to the Exchange Offer. If, however, certificates representing Series B Notes or Series A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     The Series B Notes will be recorded in the Company's accounting records at the same carrying value as the Series A Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer.

                  DESCRIPTION OF SERIES B NOTES

     Except as otherwise indicated below, the following summary applies to both the Series A Notes and the Series B Notes. As used herein, the term "Notes" shall mean the Series A Notes and the Series B Notes, unless otherwise indicated.

     The form and terms of the Series B Notes are the same in all material respects as the form and terms of the Series A Notes, except that the Series B Notes do not contain terms with respect to Liquidated Damages and the Series B Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. As of the date hereof, $65,046,762.06 aggregate principal amount of Series A Notes is outstanding. See "The Exchange Offer."

General

     The Series B Notes will be issued under the Indenture, dated as of September 28, 1995 (the "Indenture"), between Continental and Bank One, Texas, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture does not purport to be a complete description of the Notes, and reference is made to the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. A copy of the Indenture is available as set forth under "Available Information" and "Incorporation of Certain Documents by Reference." Certain defined terms used in this section are defined under "-Certain Definitions."

     The Series B Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. The Series B Notes will rank pari passu in right of payment with all the Company's senior indebtedness. The Series B Notes will be effectively subordinated to all indebtedness of the Company's Subsidiaries.

Form; Denomination

     The Series A Notes initially were and the Series B Notes initially will be issued in registered form, without coupons. The Notes will be issued in denominations of $1,000 and integral multiples thereof and in any other denomination the Company determines is necessary to issue the aggregate principal amount of the Notes.

Principal, Maturity and Interest

     The Notes will be limited to $65,046,762.06 in aggregate principal amount and will mature on July 1, 2000. Interest will accrue on the Notes at the rate of 10.22% per annum, and will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year to holders of record on the immediately preceding December 15, March 15, June 15 and September 15. Interest will accrue from the most recent date on which interest on the Notes has been paid. Interest shall accrue with respect to principal of any Note to, but not including, the date of repayment of such principal. To the extent lawful, the Company shall pay interest on overdue principal and interest at the rate of interest borne by the Notes.

Optional Redemption

     The Company may redeem the Notes, at its option on notice to the holders of the Notes as provided in the Indenture, at any time in whole or from time to time in part, otherwise than through the operation of the Sinking Fund provided for herein and therein, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

Sinking Fund

     On and after April 1, 1997, the Company is required to redeem on January 1, April 1, July 1 and October 1 of each year (each, a "Sinking Fund Payment Date"), a portion of the aggregate principal amount of the Notes as set forth below (each, a "Sinking Fund Payment") at a Redemption Price equal to 100% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest to the Redemption Date:

          Sinking Fund            Principal Amount
          Payment Date              to be Redeemed
          ------------            ----------------

          April 1, 1997              $3,923,146.60
          July 1, 1997                4,023,382.99
          October 1, 1997             4,126,180.43
          January 1, 1998             4,231,604.34
          April 1, 1998               4,339,721.83
          July 1, 1998                4,450,601.72
          October 1, 1998             4,564,314.60
          January 1, 1999             4,680,932.83
          April 1, 1999               4,800,530.67
          July 1, 1999                4,923,184.23
          October 1, 1999             5,048,971.58
          January 1, 2000             5,177,972.81
          April 1, 2000               5,310,270.01
          July 1, 2000                5,445,947.42

The principal amount of Notes to be redeemed may at the option of the Company be reduced in inverse order of maturity by an amount equal to the sum of (i) the principal amount of Notes therefore issued and acquired at any time by the Company and delivered to the Trustee for cancellation, and not theretofore made the basis for the reduction of a Sinking Fund Payment and (ii) the principal amount of Notes at any time redeemed and paid pursuant to the provisions of "-Optional Redemption," or which shall at any time have been duly called for redemption (otherwise than through operation of the Sinking Fund) and the Redemption Price shall have been deposited in trust for that purpose and which theretofore have not been made the basis for the reduction of a Sinking Fund Payment.

Notice of Redemption

     Notice of redemption, whether through operation of the Sinking Fund or otherwise, will be mailed at least 15 days, but not more that 60 days, before the Redemption Date to each holder of Notes or portions thereof to be redeemed to the registered address of the holder.

     From and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been made available for redemption on such Redemption Date, the Notes called for redemption shall cease to bear interest and the only right of holders of such Notes will be to receive payments of the Redemption Price.

Certain Covenants

     The Indenture contains, among others, the following covenants:

Limitation on Indebtedness

     The Indenture provides that neither the Company nor any Restricted Subsidiary shall at any time directly or indirectly create, incur or assume any Debt (other than Excluded Debt) if, at the date of (and after giving effect to) such creation, incurrence or assumption, the Pro Forma Consolidated Fixed Charge Coverage Ratio (i) for the period from September 28, 1995 through December 31, 1996 is less than 1.75:1 and (ii) is less than 2.0:1 thereafter.

     A "Restricted Subsidiary" is any subsidiary of the Company
(other than Continental Express, Inc.) at the time of determination, the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date.

Provision of Certain Information

     While the Company is subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission all quarterly and annual reports and such other information, documents or other reports required to be filed pursuant to such provisions of the Exchange Act. If at any time the Company is not required to file the aforementioned reports, the Company (at its own expense) shall file with the Trustee within 15 days after it would have been required to file such information with the Commission, all information and financial statements, including any notes thereto, and with respect to annual reports, an auditors' report by an accounting firm of established national reputation.

No Personal Liability of Directors, Officers, Employees and
Stockholders

     No director, officer, employee, incorporator or stockholder of the Company or any successor corporation or the Trustee shall have any liability for any obligation of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each holder by accepting the Notes, waives and releases such Persons from all such liability and such waiver and release are part of the consideration for the issuance of the Notes.

Defeasance and Covenant Defeasance

     The Company may elect either (i)(a) within one year of the maturity of the Notes or in the event all of the Notes will be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption or (b) at any time, to defease and be discharged from any and all obligations with respect to the Notes (except as described below) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium or interest on such Notes to maturity or redemption, as the case may be, and any mandatory Sinking Fund or analogous payments thereon. With respect to a defeasance as described under (i)(a) above, after such deposit, the Company will be deemed to have paid and discharged the entire indebtedness represented by the Notes (except for (a) the Company's obligation to compensate and indemnify the Trustee and
(b) the Trustee's obligation to apply such deposited funds for payments of principal of and interest on the Notes. With respect to a defeasance as described under (i)(b) above, on the 123rd day after such deposit (or, in the case of a holder that may be deemed an "insider" under the U.S. Bankruptcy Code (the "Bankruptcy Code"), one year), the Company will be deemed to have paid and discharged the entire indebtedness represented by such Notes (except for (a) the rights of holders of such Notes to receive payments in respect of the principal of and interest on such Notes when such payments are due, (b) the obligations of the Company to pay or cause to be paid principal of and interest on such Notes when such payments are due and (c) certain other obligations as provided in the Indenture). Upon the occurrence of a covenant defeasance, the Company will be released only from its obligations to comply with certain covenants contained in the Indenture relating to such Notes, will continue to be obligated in all other respects under such Notes and will continue to be liable with respect to the payment of principal of and interest on such Notes.

     The conditions with respect to a defeasance as described in
(i)(a) in the preceding paragraph are as follows: (i) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under the Indenture, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of the Company and (ii) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to compliance with the conditions precedent to such defeasance or covenant defeasance. The conditions with respect to both a defeasance as described in (i)(b) in the preceding paragraph and a covenant defeasance are as follows: (i) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under the Indenture, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of the Company; (ii) the Company must deliver to the Trustee a ruling from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if such defeasance or covenant defeasance had not occurred; (iii) the Company must deliver an Opinion of Counsel to the effect that
(x) the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, (y) the holders have a valid first priority security interest in the trust fund and
(z) after the passage of 123 days (or in the case of an "insider" one year) following deposit, such funds will not be subject to
Section 547 of the Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law and in the event of a case commenced by or against the Company under either statute, such trust funds will no longer remain the property of the Company, or if a court were to rule that such trust funds remained the property of the Company, the holders' interest in such trust funds would be protected; and (iv) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to compliance with the conditions precedent to such defeasance or covenant defeasance. The Indenture requires that a nationally recognized firm of independent public accountants deliver to the Trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of such Notes.

Transfer and Exchange

     A holder may register the transfer of or exchange Notes in accordance with the Indenture. The registrar for the Notes may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company need not register the transfer of or exchange any Notes selected for redemption, except, in the case of any Note to be redeemed in part, the portion thereof not so redeemed. Additionally, the Company need not issue, exchange or register the transfer of any Notes for a period of 10 days prior to the first mailing of notice of redemption of the Securities to be redeemed.

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee to amend or supplement the Indenture or the Notes without the consent of the holders of the Notes in order to (i) cure any ambiguity, correct or supplement any provisions therein which may be inconsistent with any other provision therein, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided that such amendment does not adversely affect the rights of the holders of the Notes;
(ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) evidence the succession of another corporation to the Company and provide for the assumption by such successor of the Company's obligations to the holders of the Notes; (iv) to make any change that would provide any additional rights or benefits to holders of the Notes or not adversely affect the legal rights under the Indenture of any holder; or (v) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     The Indenture also contains provisions permitting the Company and the Trustee to amend or supplement the Indenture or the Notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, and any existing Default or Event of Default or non-compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes. However, no such amendment, supplement or waiver may, without the consent of the holder of each Note so affected, (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver of any provision of the Indenture, (ii) reduce the principal of or change the fixed maturity of any Note, or alter the provisions with respect to the redemption of the Notes including, without limitation, the provisions with respect to the Sinking Fund obligations, in a manner adverse to the holders, (iii) reduce the rate of or change the time of payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or interest on the Notes or in the payment of any Sinking Fund installment, (v) make any Note payable in money other than U.S. Legal Tender, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders to receive payments of principal of or interest on the Notes or payments of any Sinking Fund installments, (vii) waive a redemption payment with respect to any Note, or (ix) modify particular provisions of the Indenture relating to holders' rights to bring suit, waivers of certain Defaults or any of the foregoing provisions.

Consolidation, Merger or Sale by the Company

     The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey, lease or transfer its properties and assets substantially as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person who acquires by conveyance, lease or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation expressly assumes by supplemental indenture all the obligations of the Company under the Notes and under the Indenture, (ii) immediately before and after such transaction, no Default or Event of Default shall have occurred and be continuing and (iii) the Company has delivered to the Trustee an Officer's Certificate and Opinion of Counsel each stating that such consolidation, merger conveyance or transfer and such supplemental indenture comply with the foregoing provisions. In the event a successor corporation assumes the obligations of the Company, such successor corporation shall succeed to and be substituted for the Company under the Indenture and under the Notes and all obligations of the Company shall terminate.

Events of Default, Notice and Certain Rights on Default

     The Indenture provides that, if an Event of Default occurs with respect to the Notes and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of all of the outstanding Notes affected thereby (voting as a class), by written notice to the Company (and to the Trustee, if notice is given by such holders of Notes), may declare the entire unpaid principal of all the Notes to be due and payable, provided that the Notes shall become immediately due and payable without prior notice upon the occurrence of certain events of bankruptcy, insolvency or reorganization of the Company.

     "Events of Default" with respect to the Notes are defined in the Indenture as being: (i) default for 30 days in payment of any interest on any Note or any additional amount payable with respect to the Notes when due; (ii) default in payment of principal of or premium, if any, on any Notes when due at maturity, upon acceleration, redemption or otherwise; (iii) default or breach for 30 days after notice to the Company by the Trustee, or after notice by the holders of at least 25% in aggregate principal amount of the outstanding Notes to the Company and the Trustee, in the performance of any other covenant or agreement in the Notes or the Indenture; (iv) an event of default for 30 days with respect to any Indebtedness of the Company or any of its Subsidiaries in excess of $25 million, or the failure of the Company or any of its Subsidiaries to make any payment (whether of principal, interest or other amount) of more than $1 million on any Indebtedness, the principal amount of which exceeds $25 million; (v) any final judgment or order (not covered by insurance) for the payment of money in excess of $100 million in the aggregate rendered against the Company and not discharged within sixty days; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company.

     In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by the Indenture by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise.

     A holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless (i) such holder gives to the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer to the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

     The holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the non-payment of the principal of and interest on Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Payment, Paying Agent

     Payments on the Notes will be made, at the option of the holders thereof, at the office of the Paying Agent, which initially will be the office of the Trustee's agent in the City of New York.

     The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on the record date next preceding the applicable Interest Payment Date. If the Company defaults in the payment of the interest due on such Interest Payment Date, such defaulted interest will be paid to the Persons who are registered holders of Notes at the close of business on a subsequent record date established by notice given not less that 15 days prior to such subsequent record date. The Company will pay the principal on the Notes to the holder that surrenders such Notes to a Paying Agent on or after July 1, 2000 or, in the event of a redemption of the Notes, whether through the operation of the Sinking Fund or otherwise, on or after the Redemption Date, as described in "- Optional Redemption" and "-Sinking Fund." Payments will be made in U.S. Legal Tender.

Governing Law

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Replacement Notes

     In case any Note shall become mutilated, defaced, destroyed, lost or stolen, the Company, in its discretion may execute, and upon the Company's request, the Trustee will authenticate and deliver a Note, of like series and tenor and equal principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on such Note, in exchange and substitution for such Note (upon surrender and cancellation thereof) or in lieu of and substitution for such Note. In case such Note is destroyed, lost or stolen, at the request of the Company and the Trustee in their reasonable discretion, the applicant for a substituted Note shall furnish to the Company and the Trustee such security or indemnity as may be required by them to save each of them harmless, and, in every case of destruction, loss or theft of such Note, the applicant shall also furnish to the Company satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substituted Note, the Company may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith.

Certain Definitions

     "Adjusted Consolidated Interest Expense" means, without duplication, with respect to the Company and its Restricted Subsidiaries for any period, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, but excluding all capitalized interest, plus
(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by the Company and its Restricted Subsidiaries during such period plus (c) one-third of Consolidated Aircraft Rental Payments of the Company and its Restricted Subsidiaries during such period. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Debt represented by the guaranty by the Company or a Restricted Subsidiary of an obligation of another Person shall be deemed to be the interest expense attributable to the Debt guaranteed.

     "Affiliates" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Capitalized Lease Obligation" means, as applied to any Person, obligations of such Person under any lease of any property (whether real, personal or mixed) which, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Consolidated Aircraft Rental Payments" means, for any period, the aggregate rental obligations of the Company and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant lease), payable in respect of such period under leases of aircraft and aircraft-related equipment (net of income from subleases thereof, not including taxes insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease) having an original term of not less than one year, whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of the Company and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event, payments by the Company or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations.

     "Consolidated Fixed Charge Coverage Ratio" means for any period the ratio of (a) EBITDAR for such period, of the Company and its Restricted Subsidiaries on a consolidated basis to (b)
Adjusted Consolidated Interest Expense for such period.

     "Debt" means at any date of determination all indebtedness for borrowed money of the Company and its Restricted Subsidiaries and all indebtedness for borrowed money of other Persons to the extent such indebtedness is guaranteed by the Company or any Restricted Subsidiary, in each case other than Excluded Debt.

     "Default" means any event that is, or after the passage of time or both would be, an Event of Default.

     "Depositary" shall have the meaning set forth under "-Form;
Denomination."

     "EBITDAR" means earnings before interest, taxes, depreciation, amortization and Consolidated Aircraft Rental
Payments.

     "Effective Registration" means that the Company shall have
(i) consummated the Exchange Offer pursuant to an effective registration statement under the Securities Act or (ii) filed and caused to become and remain effective a Shelf Registration Statement under the Securities Act for sale of Notes by the holders.

     "Event of Default" shall have the meaning set forth under "-
Events of Default, Notice and Certain Rights on Default."

     "Excluded Debt" means, with respect to the Company and any Restricted Subsidiary, any and all (i) Debt outstanding on the date of the Indenture, (ii) Debt of the Company or any Restricted Subsidiary owed to any Restricted Subsidiary or the Company,
(iii) Debt consisting of payment obligations under an interest rate swap or similar arrangement or under a foreign currency hedge, exchange or similar arrangement which is incurred solely to act as a hedge against increases in interest rates or changes in currency exchange rates that may occur under the terms of other outstanding Debt of the Company or any Restricted Subsidiary, (iv) Debt in respect of Capitalized Lease Obligations, mortgage or other secured financings or purchase money obligations, (v) trade payables and guarantees incurred in the ordinary course of business with suppliers, licensees, franchisees, airport authorities, credit card processing companies and customers, and (vi) renewals, extensions, refinancings, refundings, substitutions or replacements of any Excluded Debt.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such first Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statements conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.
The term "Guarantee" used as a verb has a corresponding meaning.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables,
(v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the stated principal amount of such Indebtedness, and (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest); provided, that in no event shall a true operating lease be deemed to constitute a Lien.

     "Officers' Certificate" means a certificate signed by the Chairman, the President, the Chief Financial Officer or a Vice President of the Company and by the Controller, Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company.

     "Opinion of Counsel" means a written opinion of legal counsel, who may be either internal or outside counsel for the Company.

     "Paying Agent" means Bank One, Texas, N.A. or any other entity authorized by the Company to pay the principal of or interest on the Notes on behalf of the Company.

     "Person" means an individual, a corporation, a partnership, an association, a business trust, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

     "Pro Forma Consolidated Fixed Charge Coverage Ratio" means, in connection with the creation, incurrence or assumption of any Debt, the Consolidated Fixed Charge Coverage Ratio after giving pro forma effect to: (i) the creation, incurrence or assumption of such Debt at the beginning of the four fiscal quarter period (or such shorter period of fiscal quarters as shall have commenced on or after January 1, 1995) preceding such creation, incurrence or assumption (and the application of the net proceeds therefrom for the purposes described in the following clause
(ii)) and (ii) the incurrence, repayment or retirement of any other Debt by the Company or its Restricted Subsidiaries since the first day of such four-quarter period (or such shorter period) and through and including the date of determination as if such Debt had been incurred, repaid or retired at the beginning of such period.

     "Redemption Date" when used with respect to any Note to be redeemed, means the date fixed for such redemption (including, without limitation, through the operation of the Sinking Fund) pursuant to the Indenture and the Notes.

     "Redemption Price" when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to the Indenture and the Notes upon the redemption of any Notes in whole or in part either at the option of the Company or through operation of the Sinking Fund, but such term shall not include the amount of any accrued interest payable upon any redemption.

     "Registered Global Note" shall have the meaning set forth under "-Form; Denomination."

     "Sinking Fund" shall mean the method provided in the Indenture and the Notes of amortizing the aggregate principal amount of the Notes.

     "Subsidiary" of any Person means any corporation more than 50% of the outstanding shares of Voting Stock of which at the time of determination are owned by such Person, directly or indirectly through on or more Subsidiaries, or both.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries and arising in the ordinary course of business in connection with the acquisition of goods or services.

     "U.S. Government Obligations" shall mean securities that are
(i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to July 1, 2000, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

     "Voting Stock" means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Person (irrespective of whether or not at the time stock of any class or classes will have or might have voting power by the reason of the happening of any contingency).

          CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Exchange of Series A Notes for Series B Notes

     The exchange of Series A Notes for Series B Notes (the "Exchange") pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, a holder of a Series A Note whose Series A Note is accepted in an Exchange Offer will not recognize gain on the Exchange. A tendering holder's tax basis in the Series B Notes will be the same as such holder's tax basis in its Series A Notes. A tendering holder's holding period for the Series B Notes received pursuant to the Exchange Offer will include its holding period for the Series A Notes surrendered therefor.

     ALL HOLDERS OF SERIES A NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF SERIES A NOTES FOR SERIES B NOTES AND OF THE OWNERSHIP AND DISPOSITION OF SERIES B NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                      PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Company will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B Notes. Any broker-dealer that resells Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
The Company is under no obligation to prepare a prospectus for use in connection with any such resale.

     The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable fees and expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes against certain liabilities, including liabilities under the Securities Act.

                          LEGAL MATTERS

     The validity of the Series B Notes is being passed upon for Continental by Cleary, Gottlieb, Steen & Hamilton, New York, New
York.

                             EXPERTS

     The consolidated financial statements (including schedules incorporated by reference) of Continental Airlines, Inc. as of December 31, 1995 and 1994, and for the two years ended December 31, 1995, December 31, 1994 and the period April 28, 1993 through December 31, 1993 and the consolidated statements of operations, redeemable and non-redeemable preferred stock and common stockholders' equity and cash flows of Continental Airlines Holdings, Inc. for the period January 1, 1993 to April 27, 1993, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports therein and incorporated herein by reference, in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

=================================================================

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and the accompanying Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Exchange Agent. Neither this Prospectus nor the accompanying Letter of Transmittal, or both together, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus, nor the accompanying Letter of Transmittal, or both together, nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct at any time subsequent to the date hereof or thereof.

                        TABLE OF CONTENTS
                                                            Page
                                                            ----
Available Information. . . . . . . . . . . . . . . . . .      2
Incorporation of Certain Documents by Reference. . . . .      2
Prospectus Summary . . . . . . . . . . . . . . . . . . .      3
Risk Factors . . . . . . . . . . . . . . . . . . . . . .      9
Recent Developments. . . . . . . . . . . . . . . . . . .     14
Use of Proceeds. . . . . . . . . . . . . . . . . . . . .     16
Ratio of Earnings to Fixed Charges . . . . . . . . . . .     16
Selected Financial Data. . . . . . . . . . . . . . . . .     17
The Exchange Offer . . . . . . . . . . . . . . . . . . .     19
Description of Series B Notes. . . . . . . . . . . . . .     27
Certain U.S. Federal Income Tax Consequences . . . . . .     37
Plan of Distribution . . . . . . . . . . . . . . . . . .     37
Legal Matters. . . . . . . . . . . . . . . . . . . . . .     38
Experts. . . . . . . . . . . . . . . . . . . . . . . . .     38

=================================================================

=================================================================







                   Continental Airlines, Inc.


                     Offer to Exchange its
                10.22% Series B Senior Unsecured
                       Sinking Fund Notes
                        due July 1, 2000
              which have been registered under the
            Securities Act of 1933, as amended, for
                 any and all of its outstanding
                10.22% Series A Senior Unsecured
                       Sinking Fund Notes
                        due July 1, 2000



                           PROSPECTUS















                                                     , 1996

=================================================================
             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation and bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL provides as follows:

     "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b). Such determination shall be made (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.


     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent for such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Certificate of Incorporation and bylaws also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duties. The bylaws of the Company provide as follows:

     "No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or
(iv) for any transaction from which the Director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the full extent permitted by the GCL, as so amended."

     The Company maintains directors' and officers' liability insurance.

Item 21.  Exhibits.

Exhibit
Number    Exhibit Description
- -------   -------------------

4.1*      Indenture dated September 28, 1995 for the 10.22%
          Series A Senior Unsecured Notes and the 10.22% Series B
          Senior Unsecured Notes between Continental and the
          Trustee

4.2*      Form of 10.22% Series B Senior Unsecured Sinking Fund
          Note

5.1** Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the Series B Notes

10.1* Form of Exchange Agreement among Continental and the holders of the Series A Notes

10.2* Registration Rights Agreement among Continental and the holders of the Series A Notes

10.3      Amendment to Stockholders' Agreement dated April 19,
          1996 among the Company, Air Partners and Air Canada
          (incorporated by reference to the Company's
          Registration Statement on Form S-3 (File No. 333-
          02701))

10.4 Amended and Restated Registration Rights Agreement dated April 19, 1996 among the Company, Air Partners and Air Canada (incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-02701))

10.5 Form of Warrant Purchase Agreement between the Company and Air Partners (incorporated by reference to the Company's Registration Statement on Form S-3 (File No.
          333-02701))

12.1*     Computation of Ratio of Earnings to Fixed Charges

23.1*     Consent of Ernst & Young LLP

23.2** Consent of Cleary, Gottlieb, Steen & Hamilton (included in its opinion filed as Exhibit 5.1)

24.1*     Powers of Attorney

25.1**    Form T-1, Statement of Eligibility under the Trust
          Indenture Act of Bank One, Texas, N.A.

99.1*     Form of Letter of Transmittal

99.2*     Form of Notice of Guaranteed Delivery

99.3*     Form of Letter to Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees

99.4*     Form of Letter to Clients

- --------------------

*    Filed herewith

**   To be filed by amendment


Item 22.  Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 13, 1996.

                              CONTINENTAL AIRLINES, INC.


                              By: /s/ Michael P. Bonds
                                 ---------------------------
                                  Michael P. Bonds
                                  Staff Vice President and
                                  Controller

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, on May 13, 1996.

Signature                        Title
- ---------                        -----

            *
- -----------------------------
Gordon M. Bethune                President, Chief Executive
                                 Officer (Principal Executive
                                 Officer) and Director
            *
- -----------------------------
Lawrence W. Kellner              Senior Vice President and Chief
                                 Financial Officer (Principal
                                 Financial Officer)

/s/ Michael P. Bonds
- -----------------------------
Michael P. Bonds                 Staff Vice President and
                                 Controller
                                 (Principal Accounting Officer)

            *
- -----------------------------
Thomas J. Barrack, Jr.           Director

            *
- -----------------------------
David Bonderman                  Director

            *
- -----------------------------
Gregory D. Brenneman             Director

            *
- -----------------------------
Joel H. Cowan                    Director

            *
- -----------------------------
Patrick Foley                    Director

            *
- -----------------------------
Rowland C. Frazee, C.C.          Director

            *
- -----------------------------
Hollis L. Harris                 Director

            *
- -----------------------------
Dean C. Kehler                   Director

            *
- -----------------------------
Robert L. Lumpkins               Director

            *
- -----------------------------
Douglas H. McCorkindale          Director

            *
- -----------------------------
David E. Mitchell, O.C.          Director

            *
- -----------------------------
Richard W. Pogue                 Director

            *
- -----------------------------
William S. Price III             Director

            *
- -----------------------------
Donald L. Sturm                  Director

            *
- -----------------------------
Claude I. Taylor, O.C.           Director

            *
- -----------------------------
Karen Hastie Williams            Director

            *
- -----------------------------
Charles A. Yamarone              Director


*By: SCOTT R. PETERSON
    ------------------------------------
    Scott R. Peterson, Attorney-in-fact

                          EXHIBIT INDEX

Exhibit
Number    Exhibit Description
- -------   -------------------
4.1*      Indenture dated September 28, 1995 for the 10.22%
          Series A Senior Unsecured Notes and the 10.22% Series B
          Senior Unsecured Notes between Continental and the
          Trustee

4.2*      Form of 10.22% Series B Senior Unsecured Sinking Fund
          Note

5.1** Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the Series B Notes

10.1* Form of Exchange Agreement among Continental and the holders of the Series A Notes

10.2* Registration Rights Agreement among Continental and the holders of the Series A Notes

10.3      Amendment to Stockholders' Agreement dated April 19,
          1996 among the Company, Air Partners and Air Canada
          (incorporated by reference to the Company's
          Registration Statement on Form S-3 (File No. 333-
          02701))

10.4 Amended and Restated Registration Rights Agreement dated April 19, 1996 among the Company, Air Partners and Air Canada (incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-02701))

10.5 Warrant Purchase Agreement dated May 2, 1996 between the Company and Air Partners (incorporated by reference to the Company's Registration Statement on Form S-3
          (File No. 333-02701))

12.1*     Computation of Ratio of Earnings to Fixed Charges

23.1*     Consent of Ernst & Young LLP

23.2** Consent of Cleary, Gottlieb, Steen & Hamilton (included in its opinion filed as Exhibit 5.1)

24.1*     Powers of Attorney

25.1**    Form T-1, Statement of Eligibility under the Trust
          Indenture Act of Bank One, Texas, N.A.

99.1*     Form of Letter of Transmittal

99.2*     Form of Notice of Guaranteed Delivery

99.3*     Form of Letter to Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees

99.4*     Form of Letter to Clients

- --------------------

*    Filed herewith

**   To be filed by amendment.